Exhibit 10.12

EXECUTION VERSION

PARENT GUARANTY AND INDEMNITY

 This PARENT GUARANTY AND INDEMNITY, dated as of August 22, 2008 (this “Guaranty”), is made and entered into by KBS REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation that has elected to be taxed as a real estate investment trust (“Guarantor”), whose address is c/o KBS Capital Advisors, LLC, 620 Newport Center Drive, Suite 1300, Newport Beach, CA 92660 for the benefit of CITIGROUP FINANCIAL PRODUCTS INC., a Delaware corporation (“Buyer”), whose address is 388 Greenwich Street, New York, New York 10013.

RECITALS:

A.

Buyer is considering entering into a repurchase transaction (the “Repurchase Transaction”) with KBS GKK PARTICIPATION HOLDINGS II, LLC, a Delaware limited liability company (“Seller”), whose address is 620 Newport Center Drive, Suite 1300 Newport Beach, CA 92660 in the principal amount of One Hundred Thirty Million Two Hundred Ten Thousand Two Hundred Thirty-Seven and 50/100 Dollars ($130,210,237.50).

B.

In connection with the Repurchase Transaction, Seller and Buyer are entering into that certain Master Repurchase Agreement between Seller and Buyer dated as of the date hereof (the “Repurchase Agreement”; and together with this Guaranty and any other documents evidencing, securing, or otherwise relating to the Repurchase Transaction or this Guaranty, the “Repurchase Documents,” which term is more fully defined below).

C.	Buyer has examined, among other things, both Seller’s and Guarantor’s creditworthiness and ability to pay and perform Seller’s obligations under the Repurchase Documents.

D.	Buyer has requested, as a condition of entering into the Repurchase Agreement, that the obligations of Seller under the Repurchase Agreement be guaranteed by Guarantor.

E.	Guarantor is the indirect owner of 100% of the beneficial interests of Seller.

F.	Guarantor expects to benefit if Buyer enters into the Repurchase Agreement with Seller, and desire that Buyer enter into the Repurchase Agreement with Seller.

G.

Buyer would not enter into, and would not be obligated to enter into, the Repurchase Agreement with Seller unless Guarantor executed this Guaranty. This Guaranty is therefore delivered to Buyer to induce Buyer to enter into the Repurchase Agreement.

 NOW, THEREFORE, in exchange for good, adequate, and valuable consideration, the receipt of which Guarantor acknowledges, and to induce Buyer to enter into the Repurchase Agreement and accept the Repurchase Documents, Guarantor agrees as follows:

1.          Definitions. For purposes of this Guaranty, the following terms shall be defined as set forth below. In addition, any capitalized term defined in the Repurchase Agreement and used but not defined in this Guaranty shall have the same meaning in this Guaranty as in the Repurchase Agreement.

(a)          “Buyer Entity” means, as designated by Buyer from time to time, Buyer or Buyer’s permitted assignee, designee, nominee, servicer, or wholly owned subsidiary.

(b)          “Guaranteed Obligations” means Seller’s obligation to pay to Buyer under the Repurchase Documents the Repurchase Price with respect to the Transaction Assets (whether any such Transaction Asset is purchased by Buyer before, on or after the date of this Guaranty) on the Repurchase Date and all amounts in respect of all obligations (including, without limitation, Legal Costs) and indemnities provided for in the Repurchase Documents but excluding this Guaranty.

(c)          “Guarantor Litigation” means any litigation, arbitration, investigation, or administrative proceeding of or before any court, arbitrator, or governmental authority, bureau or agency that relates to or affects any asset(s) or property(ies) of Guarantor.

(d)          “Insolvency Proceeding” means any case under Title 11 of the United States Code or any successor statute or any other insolvency, bankruptcy, reorganization, liquidation, or like proceeding, or other statute or body of law relating to creditors’ rights, whether brought under state, federal, or foreign law.

(e)          “Legal Costs” means all reasonable costs and expenses incurred by Buyer in any Proceeding or in obtaining legal advice and assistance in connection with any Proceeding, any Guarantor Litigation (except a Guarantor Litigation arising from any failure of Buyer to comply with its obligations under the Repurchase Documents or from any gross negligence or willful misconduct of Buyer), or any default by Seller under the Repurchase Documents or by Guarantor under this Guaranty (including any breach of a representation or warranty contained in this Guaranty), including reasonable attorneys’ fees, disbursements, and other charges incurred by Buyer’s attorneys, court costs and reasonable expenses, and charges for the services of paralegals, law clerks, and all other personnel whose services are charged to Buyer in connection with Buyer’s receipt of legal services.

(f)           “Proceeding” means any action, suit, arbitration, or other proceeding arising out of, or relating to the interpretation or enforcement of, this Guaranty or the Repurchase Documents, including, without limitation, (a) an Insolvency Proceeding; (b) any proceeding in which Buyer endeavors to realize upon any Security or to enforce any Repurchase Document(s) (including this Guaranty) against Seller or Guarantor, whether or not Buyer prevails; and (c) any proceeding commenced by Seller or Guarantor against Buyer.

(g)          “Repurchase Documents” means: (a) the Repurchase Documents, as defined in the recitals; (b) any other documents or instruments relating to any such documents executed by Seller and/or Guarantor; and (c) any modifications, extensions, renewals, restatements, or replacements of any of the foregoing, whether or not consented to by Guarantor. If the Repurchase Documents, as so defined, are modified pursuant to any Insolvency Proceeding, then (whether or not such modification was made with Buyer’s consent or agreement) Buyer may, at Buyer’s option, deem the definition of Repurchase Documents either (1) to have been modified to reflect any such modification, or (2) to continue as it was, without regard to any such modification.

(h)          “Security” means any security or collateral held by or for Buyer for the Repurchase Transaction or the Guaranteed Obligations, whether real or personal property, including any mortgage, deed of trust, financing statement, security agreement, and other security document or instrument of any kind securing the Repurchase Transaction in whole or in part. “Security” shall include all assets and property of any kind whatsoever pledged or mortgaged to Buyer pursuant to the Repurchase Documents.

(i)           “Seller” means: (a) Seller as defined above, acting on its own behalf; (b) any estate created by the commencement of an Insolvency Proceeding affecting Seller; (c) any trustee, liquidator, sequestrator, or receiver of Seller or Seller’s property; and (d) any similar Person duly appointed pursuant to any law governing any Insolvency Proceeding of Seller.

2.          Absolute Guaranty of all Guaranteed Obligations. Guarantor unconditionally and irrevocably guarantees Seller’s prompt and complete payment, observance, fulfillment, and performance of all Guaranteed Obligations. Guarantor shall be personally liable for, and personally obligated to pay and perform, all Guaranteed Obligations. All assets and property of Guarantor shall be subject to recourse if Guarantor fails to pay and perform any Guaranteed Obligation(s) when and as required to be paid and performed pursuant to the Repurchase Documents.

3.          Nature and Scope of Liability. Guarantor’s liability under this Guaranty is primary and not secondary. Guarantor’s liability under this Guaranty shall be in the full amount of all Guaranteed Obligations, including any interest, default interest, costs, and reasonable fees (including Legal Costs) payable by Seller under the Repurchase Documents, including any of the foregoing that would have accrued under the Repurchase Documents but for any Insolvency Proceeding.

4.          Changes in Repurchase Documents. Without notice to, or consent by, Guarantor, and in Buyer’s sole and absolute discretion and without prejudice to Buyer or in any way limiting or reducing Guarantor’s liability under this Guaranty, Buyer may: (a) grant extensions of time, renewals or other indulgences or modifications to Seller or any other party under any of the Repurchase Document(s), (b) change, amend, or modify any Repurchase Document(s), (c) authorize the sale, exchange, release or subordination of any Security, (d) accept or reject additional Security, (e) discharge or release any party or parties liable under the Repurchase Documents, (f) foreclose or otherwise realize on any Security, or attempt to foreclose or otherwise realize on any Security, whether such attempt is successful or unsuccessful, (g) accept or make compositions or other arrangements or file or refrain from filing a claim in any Insolvency Proceeding, (h) make loans to Seller in such amount(s) and at such time(s) as Buyer may determine, (i) credit payments in such manner and order of priority as Buyer may determine in its discretion, and (j) otherwise deal with Seller and any other party related to the Repurchase Transaction or any Security as Buyer may determine in its sole and absolute discretion. Without limiting the generality of the foregoing, Guarantor’s liability under this Guaranty shall continue even if Buyer alters any obligations under the Repurchase Documents in any respect or Buyer’s or Guarantor’s remedies or rights against Seller are in any way impaired or suspended without Guarantor’s consent. If Buyer performs any of the actions described in this paragraph, then Guarantor’s liability shall continue in full force and effect even if Buyer’s actions impair, diminish or eliminate Guarantor’s subrogation, contribution, or reimbursement rights (if any) against Seller or otherwise adversely affect Guarantor or expand Guarantor’s liability hereunder.

5.          Covenants.

(a)          General Covenants. Guarantor shall not without the prior written consent of Buyer, permit or allow:

(i)          admission of any Person (other than any direct or indirect subsidiary of Guarantor) as a holder of membership interests in Seller; provided, however, the foregoing shall not preclude the merger of Guarantor or its successor which does not effect a Change of Control;

(ii)         itself or Seller, as applicable, to seek (1) Seller’s dissolution, liquidation or winding up, in whole or in part, or any Change of Control, or (2) any consolidation or merger of Seller, except as permitted by Section 8.04 of the Repurchase Agreement; or

(iii)        itself or Seller, as applicable, to take any of the following actions: (i) dissolve or liquidate, in whole or in part, except in connection with a merger or consolidation where Guarantor is not the surviving entity if such transaction will not effect a Change of Control; (ii) consolidate or merge with or into any other entity or convey or transfer all or substantially all of its properties and assets to any entity if such action would result in a Change of Control; (iii) institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of Guarantor or Seller or of any substantial part of its respective property, or ordering the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing; (iv) amend or terminate the memorandum and articles of association of Seller; or (v) permit KBS Debt Holdings, LLC to transfer its membership interests in Seller to any person other than Guarantor or an indirect or direct Subsidiary of Guarantor.

(b)          Financial Covenants. Guarantor covenants and agrees with Lender that, until payment in full of all Guaranteed Obligations:

(i)          Maintenance of Tangible Net Worth. Guarantor shall not have a Tangible Net Worth at any time (A) prior to the first anniversary of the date hereof, of less than $1,080,400,000 and (B) on or after the first anniversary of the date hereof, of less than 200% of the sum of (x) the Aggregate Repurchase Price and (y) the Aggregate Goldman Repurchase Price.

(ii)         Maintenance of Ratio of Total Indebtedness to Tangible Net Worth. Guarantor shall not at any time after the date hereof to have a ratio of Total Indebtedness to Tangible Net Worth at any time greater than 2.50 to 1.00.

(iii)        Interest Coverage Ratio. Guarantor shall not permit the ratio of (a) Consolidated EBITDA of Guarantor to (b) Consolidated Interest Expenses of Guarantor, to be less than 1.50: 1.00.

(c)          DYT Asset Covenants. Except with respect to Liens in favor of Goldman Sachs Mortgage Company pursuant to the Goldman MRA and Liens disclosed on Schedule 8 to the Repurchase Agreement, Guarantor covenants and agrees with Lender that, until payment in full of all Guaranteed Obligations, neither Guarantor nor any of Guarantor’s Subsidiaries shall create, incur, assume or permit to exist any Lien on any DYT Asset, nor assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof to secure any of its Indebtedness (or any Indebtedness of such Subsidiary) or any guarantee, indemnity or other surety obligation in respect of Indebtedness of any other Person.

6.          Nature of Guaranty. Guarantor’s liability under this Guaranty is a guaranty of payment and performance of the Guaranteed Obligations, and is not a guaranty of collection or collectibility. Guarantor’s liability under this Guaranty is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of any of the Repurchase Documents. Guarantor’s liability under this Guaranty is a continuing, absolute, and unconditional obligation under any and all circumstances whatsoever (except as expressly stated, if at all, in this Guaranty), without regard to the validity, regularity or enforceability of any of the Guaranteed Obligations. Guarantor acknowledges that Guarantor is fully obligated under this Guaranty even if Seller had no liability at the time of execution of the Repurchase Documents or later ceases to be liable under any Repurchase Document, whether pursuant to Insolvency Proceedings or otherwise. Guarantor shall not be entitled to claim, and irrevocably covenant not to raise or assert, any defense, counterclaim, set-off or deduction against the Guaranteed Obligations that would or might be available to Seller, other than actual payment and performance of all Guaranteed Obligations in full in accordance with their terms. Guarantor waives any right to compel Buyer to proceed first against Seller or any Security before proceeding against Guarantor. Guarantor agrees that if any of the Guaranteed Obligations are or become void or unenforceable (because of inadequate consideration, lack of capacity, Insolvency Proceedings, or for any other reason), then Guarantor’s liability under this Guaranty shall continue in full force with respect to all Guaranteed Obligations as if they were and continued to be legally enforceable, all in accordance with their terms before giving effect to the Insolvency Proceedings. Guarantor also recognizes and acknowledges that its liability under this Guaranty may be more extensive in amount and more burdensome than that of Seller. Guarantor waives any defense that might otherwise be available to Guarantor based on the proposition that a Guarantor’s liability cannot exceed the liability of the principal. Guarantor intends to be fully liable under the Guaranteed Obligations regardless of the scope of Seller’s liability thereunder. Without limiting the generality of the foregoing, if the Guaranteed Obligations are “nonrecourse” as to Seller or Seller’s liability for the Guaranteed Obligations is otherwise limited in some way, Guarantor nevertheless intends to be fully liable, to the full extent of Guarantor’s assets with respect to all the Guaranteed Obligations, even though Seller’s liability for the Guaranteed Obligations may be less limited in scope or less burdensome. Guarantor waives any defenses to this Guaranty arising or purportedly arising from the manner in which Buyer disburses the Repurchase Transaction to Seller or otherwise, or any waiver of the terms of any Repurchase Document by Buyer or other failure of Buyer to require full compliance with the Repurchase Documents. Guarantor’s liability under this Guaranty shall continue until all sums due under the Repurchase Documents have been paid in full and all other performance required under the Repurchase Documents has been rendered in full, except as expressly provided otherwise (if at all) in this Guaranty. Guarantor’s liability under this Guaranty shall not be limited or affected in any way by any impairment or any diminution or loss of value of any Security whether caused by (a) hazardous substances, (b) Buyer’s failure to perfect a security interest in any Security, (c) any disability or other defense(s) of Seller, (d) any acts or omissions of Buyer, or (e) any breach by Seller of any representation or warranty contained in any Repurchase Document.

7.          Waivers of Rights and Defenses. Guarantor waives any right to require Buyer to (a) proceed against Seller, (b) proceed against or exhaust any Security, or (c) pursue any other right or remedy for Guarantor’s benefit. Guarantor agrees that Buyer may proceed against Guarantor with respect to the Guaranteed Obligations without taking any actions against Seller and without proceeding against or exhausting any Security. Guarantor agrees that Buyer may unqualifiedly exercise in its sole discretion (or may waive or release, intentionally or unintentionally) any or all rights and remedies available to it against Seller without impairing Buyer’s rights and remedies in enforcing this Guaranty, under which Guarantor’s liabilities shall remain independent and unconditional. Guarantor agrees and acknowledges that Buyer’s exercise (or waiver or release) of certain of such rights or remedies may affect or eliminate Guarantor’s right of subrogation or recovery against Seller (if any) and that Guarantor may incur a partially or totally nonreimbursible liability in performing under this Guaranty. Guarantor has assumed the risk of any such loss of subrogation rights, even if caused by Buyer’s acts or omissions. If Buyer’s enforcement of rights and remedies, or the manner thereof, limits or precludes Guarantor from exercising any right of subrogation that might otherwise exist, then the foregoing shall not in any way limit Buyer’s rights to enforce this Guaranty. Without limiting the generality of any other waivers in this Guaranty, Guarantor expressly waives any statutory or other right that Guarantor might otherwise have to: (i) limit Guarantor’s liability after a nonjudicial foreclosure sale to the difference between the Guaranteed Obligations and the fair market value of the property or interests sold at such nonjudicial foreclosure sale or to any other extent, (ii) otherwise limit Buyer’s right to recover a deficiency judgment after any foreclosure sale, or (iii) require Buyer to exhaust its Security before Buyer may obtain a personal judgment for any deficiency. Any proceeds of a foreclosure or similar sale may be applied first to any obligations of Seller that do not also constitute Guaranteed Obligations within the meaning of this Guaranty. Guarantor acknowledges and agrees that any nonrecourse or exculpation provided for in any Repurchase Document, or any other provision of a Repurchase Document limiting Buyer’s recourse to specific Security or limiting Buyer’s right to enforce a deficiency judgment against Seller or any other Person, shall have absolutely no application to Guarantor’s liability under this Guaranty. To the extent that Buyer collects or receives any sums or payments from Seller, Buyer shall have the right, but not the obligation, to apply such amounts first to that portion of Seller’s indebtedness and obligations to Buyer (if any) that is not covered by this Guaranty, regardless of the manner in which any such payments and/or amounts are characterized by the Person making payment.

8.          Additional Waivers. Guarantor waives diligence and all demands, protests, presentments and notices of every kind or nature, including notices of protest, dishonor, nonpayment, acceptance of this Guaranty and the creation, renewal, extension, modification or accrual of any of the Guaranteed Obligations. Guarantor further waives the right to plead any and all statutes of limitations as a defense to Guarantor’s liability under this Guaranty or the enforcement of this Guaranty. No failure or delay on Buyer’s part in exercising any power, right or privilege under this Guaranty shall impair or waive any such power, right or privilege.

9.          No Duty to Prove Loss. To the extent that Guarantor at any time incurs any liability under this Guaranty, Guarantor shall immediately pay Buyer (to be applied on account of the Guaranteed Obligations) the amount provided for in this Guaranty, without any requirement that Buyer demonstrate that Buyer has currently suffered any loss or that Buyer has otherwise exercised (to any degree) or exhausted any of Buyer’s rights or remedies with respect to Seller or any Security.

10.        Full Knowledge. Guarantor acknowledges, represents, and warrants that it has had a full and adequate opportunity to review the Repurchase Documents, the transaction contemplated by the Repurchase Documents, and all underlying facts relating to such transaction. Guarantor represents and warrants that it fully understands: (a) the remedies Buyer may pursue against Seller and/or Guarantor in the event of a default under the Repurchase Documents, (b) the value (if any) and character of any Security, and (c) Seller’s financial condition and ability to perform under the Repurchase Documents. Guarantor agrees to keep itself fully informed regarding all aspects of the foregoing and the performance of Seller’s obligations to Buyer. Buyer has no duty, whether now or in the future, to disclose to Guarantor any information pertaining to Seller, the Repurchase Transaction or any Security. If at any time provided for in the Repurchase Documents, then Guarantor agrees and acknowledges that an Insolvency Proceeding affecting Guarantor, or other actions or events relating to Guarantor (including Guarantor’s change in financial position), as set forth in the Repurchase Documents, may be event(s) of default under the Repurchase Documents.

11.        Representations and Warranties. Guarantor acknowledges, represents, and warrants as follows, and acknowledges that Buyer is relying upon the following acknowledgments, representations, and warranties by Guarantor in making the Repurchase Transaction:

(a)          Repurchase Documents. This Guaranty has been duly authorized, executed, and delivered by Guarantor, and is fully valid, binding, and enforceable against Guarantor, in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now and hereafter in effect relating to or affecting the rights and remedies of creditors and the effect of general principles of equity, whether enforcement is considered in a proceeding or equity or at law.

(b)          No Conflict. The execution, delivery, and performance of this Guaranty will not violate any provision of any law, regulation, judgment, order, decree, determination, or award of any court, arbitrator or governmental authority, or of any mortgage, indenture, loan, or security agreement, lease, contract or other agreement, instrument or undertaking to which Guarantor is a party, in any material respect, or that purports to bind Guarantor or any of Guarantor’s property or assets.

(c)          No Third Party Consent Required. No consent of any Person (including creditors or partners, members, stockholders, or other owners of Guarantor) is required in connection with Guarantor’s execution of this Guaranty or performance of Guarantor’s obligations under this Guaranty.

Guarantor’s execution of, and obligations under, this Guaranty are not contingent upon any consent, license, permit, approval, or authorization of, exemption by, notice or report to, or registration, filing, or declaration with, any governmental authority, bureau, or agency, whether local, state, federal, or foreign.

(d)          Authority and Execution. Guarantor is a corporation duly organized and validly existing under the laws of the State of Maryland. Guarantor is qualified to do business, validly existing and is, to the extent determinable, in good standing, in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not have a material effect on its property, business or financial condition or prospects. Guarantor has full power, authority, and legal right to execute, deliver and perform its obligations under this Guaranty. Guarantor has taken all necessary corporate and legal action to authorize this Guaranty, which has been duly executed and delivered and is a legal, valid, and binding obligation of Guarantor, enforceable in accordance with its terms.

(e)          No Representations by Buyer. Guarantor delivers this Guaranty based solely upon its own independent investigation and based in no part upon any representation, statement, or assurance by Buyer.

12.        Reimbursement and Subrogation Rights. Except to the extent that Buyer notifies Guarantor to the contrary in writing from time to time:

(a)          General Deferral of Reimbursement. Guarantor waives any right to be reimbursed by Seller for any payment(s) made by Guarantor on account of the Guaranteed Obligations, unless and until all amounts under the Repurchase Documents have been paid in full and all periods within which such payments may be set aside or invalidated have expired. Guarantor acknowledges that it has received adequate consideration for execution of this Guaranty by virtue of Buyer’s entering into the Repurchase Transaction (which benefits Guarantor, as an indirect beneficial owner of Seller) and Guarantor does not require or expect, and is not entitled to, any other right of reimbursement against Seller as consideration for this Guaranty.

(b)          Deferral of Subrogation and Contribution. Guarantor agrees it shall not assert any right of subrogation against Seller or Buyer, or right of subrogation against any Security unless and until in Buyer’s reasonable determination (a) all amounts due under the Repurchase Documents have been paid in full and all other performance required under the Repurchase Documents has been rendered in full to Buyer; and (b) all periods within which such payment and performance may be set aside or invalidated have expired (such deferral of Guarantor’s subrogation and contribution rights, the “Subrogation Deferral”). If any amounts shall be paid to Guarantor in violation of subsections (a) or (b) of this Section 12, such amount shall be held in trust for the benefit of Buyer and shall forthwith be paid to Buyer to be credited and applied to the payment of the Guaranteed Obligations, whether matured or unmatured; provided, however, nothing contained herein shall prohibit Seller from making a dividend to Guarantor at any time. Immediately upon the occurrence of such payment by Guarantor to Buyer, any and all duties owed by Guarantor to Buyer with respect to Guarantor’s holding of such amounts for Buyer shall be satisfied and discharged.

(c)          Effect of Invalidation. To the extent that a court of competent jurisdiction determines that Guarantor’s Subrogation Deferral is void or voidable for any reason, Guarantor agrees, notwithstanding any acts or omissions by Buyer, that Guarantor’s rights of subrogation against Seller or Buyer and Guarantor’s right of subrogation against any Security shall at all times be junior and subordinate to Buyer’s rights against Seller and to Buyer’s right, title, and interest in such Security.

13.        Claims in Insolvency Proceeding. Guarantor shall not file any claim in any Insolvency Proceeding affecting Seller unless Guarantor simultaneously assigns and transfers such claim to Buyer, without consideration, pursuant to documentation fully satisfactory to Buyer. Guarantor shall automatically be deemed to have assigned and transferred such claim to Buyer whether or not Guarantor executes documentation to such effect. By executing this Guaranty, Guarantor hereby authorizes Buyer (and grants Buyer a power of attorney coupled with an interest, and hence irrevocable) to execute and file such assignment and transfer documentation on Guarantor’s behalf, which power of attorney may only be exercised by Buyer following the occurrence and continuance of an Event of Default. Buyer shall have the sole right to vote, receive distributions, and exercise all other rights with respect to any such claim, provided, however, that if and when the Guaranteed Obligations have been paid in full Buyer shall, subject to Section 14 below, relinquish all such rights, reassign such claim to Guarantor and release to Guarantor any further payments received on account of any such claim.

14.        Buyer’s Disgorgement of Payments. Upon payment of all or any portion of the Guaranteed Obligations, Guarantor’s obligations under this Guaranty shall continue and remain in full force and effect if all or any part of such payment is, pursuant to any Insolvency Proceeding or otherwise, avoided or recovered directly or indirectly from Buyer as a preference, fraudulent transfer, or otherwise irrespective of (a) any notice of revocation given by Guarantor prior to such avoidance or recovery, or (b) payment in full of the Repurchase Transaction. Guarantor’s liability under this Guaranty shall continue until all periods have expired within which Buyer could (on account of Insolvency Proceedings, whether or not then pending, affecting Seller, or any other Person) be required to return, repay, or disgorge any amount paid at any time on account of the Guaranteed Obligations.

15.        Financial Information. Guarantor shall provide Buyer with the following financial and reporting information:

(a)          as soon as available and in any event within forty-five (45) days after the end of each of the first three quarterly fiscal periods of each fiscal year of Guarantor and its consolidated Subsidiaries, the unaudited, consolidated balance sheets of Guarantor and its consolidated Subsidiaries as at the end of such period and the related unaudited, consolidated statements of income and retained earnings and of cash flows of Guarantor and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, accompanied by a certificate of a Responsible Officer of Guarantor, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(b)          as soon as available and in any event within ninety (90) days after the end of each fiscal year of Guarantor commencing with the fiscal year ending December 31, 2007, the consolidated financial statement of Guarantor and its consolidated Subsidiaries as at the end of such fiscal year, prepared in accordance with GAAP, including the consolidated balance sheets and related consolidated statements of income and retained earnings and of cash flows for Guarantor and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern, and shall state that said annual consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP; and

(c)          Within five (5) business days after Buyer’s request made at any time or from time to time, such other reports and financial information relating to Guarantor that is in the possession of Guarantor as Buyer may reasonably request.

16.        Servicing. Guarantor acknowledges that neither it nor the has any rights to service the Transaction Assets but only has rights, if any, as a party to the Servicing Agreement. Without limiting the generality of the foregoing and in the event that Seller or the Guarantor is deemed to retain any residual rights under the Servicing Agreement, and for the avoidance of doubt, Guarantor grants, assigns and pledges hereby to Buyer a security interest in its respective rights under the Servicing Agreement and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created. The foregoing provision is intended to constitute a “security agreement or arrangement or other credit enhancement” (as defined under Sections 101(47)(v) and 741(7)(xi) of the Bankruptcy Code) related to the Repurchase Agreement and the Transactions thereunder.

17.        Merger; No Conditions; Amendments. This Guaranty and documents referred to herein contain the entire agreement among the parties with respect to the matters set forth in this Guaranty. This Guaranty supersedes all prior agreements among the parties with respect to the matters set forth in this Guaranty. No course of prior dealings among the parties, no usage of trade, and no parol or extrinsic evidence of any nature shall be used to supplement, modify, or vary any terms of this Guaranty. This Guaranty is unconditional. There are no unsatisfied conditions to the full effectiveness of this Guaranty. No terms or provisions of this Guaranty may be changed, waived, revoked, or amended without Guarantor’s and Buyer’s prior written consent. If any provision of this Guaranty is determined to be unenforceable, then all other provisions of this Guaranty shall remain fully effective.

18.        Governing Law; Enforcement. This Guaranty shall be governed solely by New York State internal law (disregarding such state’s law on conflict of laws) notwithstanding the location of any Security. Guarantor acknowledges that any restrictions, limitations, and prohibitions set forth in New York Real Property Actions and Proceedings Law Sections 1301 and 1371 that would or might otherwise limit or establish conditions to Buyer’s recovery of a judgment against Guarantor if the Security were located in New York State shall have absolutely no application to Buyer’s enforcement of this Guaranty as against Guarantor, except to the extent that real property Security is located within the State of New York. Guarantor acknowledges that this Guaranty is an “instrument for the payment of money only,” within the meaning of New York Civil Practice Law and Rules Section 3213. In the event of any Proceeding between Seller or Guarantor and Buyer, including any Proceeding in which Buyer enforces or attempts to enforce this Guaranty or the Repurchase Transaction against Seller or Guarantor, or in the event of Guarantor Litigation, Guarantor shall reimburse Buyer for all Legal Costs of such Proceeding.

19.        Fundamental Changes. Guarantor shall not wind up, liquidate, or dissolve its affairs or enter into any transaction of merger or consolidation, or sell, lease, or otherwise dispose of (or agree to do any of the foregoing) all or substantially all of its property or assets, or change its state of formation or entity status unless Guarantor consummates any such fundamental change in accordance with the Repurchase Documents.

20.        Further Assurances. Guarantor shall execute and deliver such further documents, and perform such further acts, as Buyer may reasonably request to achieve the intent of the parties as expressed in this Guaranty, provided in each case that any such documentation is consistent with this Guaranty and with the Repurchase Documents.

21.        Supplemental Provisions.

(a)          Other Guaranties. This Guaranty is in addition to and independent of any other guaranty(ies) of Seller’s obligations executed by Guarantor in favor of Buyer. This Guaranty shall in no way limit or lessen any other liability, arising in any way, that Guarantor may have for the payment of any indebtedness of Seller to Buyer.

(b)          Certain Entities. If Seller or Guarantor is a partnership, limited liability company, or other unincorporated association, then: (a) Guarantor’s liability shall not be impaired by changes in the name or composition of Seller or Guarantor; and (b) the withdrawal or removal of any partner(s) or member(s) of Seller or Guarantor shall not diminish Guarantor’s liability or (if Guarantor is a partnership) the liability of any withdrawing general partner of Guarantor.

(c)          Status of Seller. If this Guaranty defines more than one Person as Seller, then any reference to Seller means any one or all of them, whether their liability is joint or several.

(d)          Counterparts. This Guaranty may be executed in counterparts.

22.        WAIVER OF TRIAL BY JURY, ETC. GUARANTOR AND BUYER WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING FROM OR RELATING TO THIS GUARANTY OR THE REPURCHASE DOCUMENTS OR ANY OBLIGATION(S) OF GUARANTOR AND BUYER HEREUNDER OR UNDER THE REPURCHASE DOCUMENTS. FURTHER, GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(1)        SUBMITS FOR ITSELF AND ITS PROPERTY SOLELY FOR PURPOSES OF ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF (AND NOT AS A GENERAL SUBMISSION TO NEW YORK JURISDICTION), TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(2)        CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(3)        AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE BUYER SHALL HAVE BEEN NOTIFIED; AND

(4)        AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

23.        Miscellaneous.

(a)          Assignability. Buyer may assign this Guaranty (in whole or in part) together with any one or more of the Repurchase Documents in accordance with the provisions of the Repurchase Agreement, without in any way affecting Guarantor’s or Seller’s liability. Upon request in connection with any such assignment, Guarantor shall deliver such documentation as Buyer shall reasonably request. Buyer may from time to time designate any Buyer Entity, subject to the terms and provisions of the Repurchase Documents, to hold and exercise any or all of Buyer’s rights and remedies under this Guaranty. This Guaranty shall benefit Buyer and its permitted successors and assigns (including any Buyer Entity) and shall bind Guarantor and its heirs, executors, administrators, successors, and assigns.

(b)          Notices. All notices, requests, and demands to be made under this Guaranty shall be given in writing at the address set forth in the opening paragraph of this Guaranty together with a copies to (x) in the case of Guarantor, KBS Real Estate Investment Trust, Inc. c/o KBS Capital Advisors, LLC, 620 Newport Center Drive, Suite 1300, Newport Beach, CA 92660, Attention: Jim Chiboucas, Telephone: 949-417-6555, Fax: 949-417-6523; and (y) in the case of Buyer, Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, Attention: Brian Krisberg, Esq., Telephone: 212-839-8735, Fax: 212-839-5599, by any of the following means: (i) hand delivery, with proof of attempted delivery, (ii) registered or certified, United States mail, postage prepaid or (iii) expedited or prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (iv) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (i), (ii) or (iii) above. A party’s address may be changed by notice to the other parties given in the same manner as provided above. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (d) in the case telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Section. A party receiving a notice which does not comply with the technical requirements for notice under this Section may elect to waive any deficiencies and treat the notice as having been properly given.

(c)          Interpretation. The word “include” and its variants shall be interpreted in each case as if followed by the words “without limitation.”

(d)          Confidentiality. Buyer shall not disclose or otherwise put financial and reporting information relating to Guarantor in the public domain and Buyer shall not disclose confidential or non-public information regarding Guarantor, provided, however, that (A) if Buyer is compelled as a matter of law to disclose any such information, Buyer may disclose such information as is required by law, and (B) this subsection shall not apply to any information which is or becomes generally available to the public through no action by Buyer or which is or becomes available to Buyer on a nonconfidential basis from a source other than Guarantor. Notwithstanding the foregoing, Buyer may, subject to compliance with applicable securities laws, disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4(b)(3)(iii)) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

24.        Business Purposes. Guarantor acknowledges that this Guaranty is executed and delivered for business and commercial purposes, and not for personal, family, household, consumer, or agricultural purposes. Guarantor acknowledges that Guarantor is not entitled to, and does not require the benefits of, any rights, protections, or disclosures that would or may be required if this Guaranty were given for personal, family, household, consumer, or agricultural purposes. Guarantor acknowledges that none of Guarantor’s obligation(s) under this Guaranty constitute(s) a “debt” within the meaning of the United

States Fair Debt Collection Practices Act, 15 U.S.C. § 1692a(5), and accordingly compliance with the requirements of such Act is not required if Buyer (directly or acting through its counsel) makes any demand or commences any action to enforce this Guaranty.

25.        No Third-Party Beneficiaries. This Guaranty is executed and delivered for the benefit of Buyer and its heirs, successors, and assigns, and is not intended to benefit any third party.

26.        CERTAIN ACKNOWLEDGMENTS BY GUARANTOR. GUARANTOR ACKNOWLEDGES THAT BEFORE EXECUTING THIS GUARANTY: (A) GUARANTOR HAS HAD THE OPPORTUNITY TO REVIEW IT WITH AN ATTORNEY OF GUARANTOR’S CHOICE; (B) BUYER HAS RECOMMENDED TO GUARANTOR THAT GUARANTOR OBTAIN SEPARATE COUNSEL, INDEPENDENT OF SELLER’S COUNSEL, REGARDING THIS GUARANTY; AND (C) GUARANTOR HAS CAREFULLY READ THIS GUARANTY AND UNDERSTOOD THE MEANING AND EFFECT OF ITS TERMS, INCLUDING ALL WAIVERS AND ACKNOWLEDGMENTS CONTAINED IN THIS GUARANTY AND THE FULL EFFECT OF SUCH WAIVERS AND THE SCOPE OF GUARANTOR’S OBLIGATIONS UNDER THIS GUARANTY.

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IN WITNESS WHEREOF, Guarantor has duly executed and delivered this Guaranty as of the day and year first above written.

GUARANTOR:

KBS REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation

By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

[SIGNATURE PAGE TO GUARANTY]